Exhibit 4.2

2028 NOTES SUPPLEMENTAL INDENTURE NO. 1

This 2028 NOTES SUPPLEMENTAL INDENTURE NO. 1, dated as of January 24, 2023 (this “2028 Notes Supplemental Indenture”), is made and entered into among Dell International L.L.C., a Delaware limited liability corporation (“Dell International”), EMC Corporation, a Massachusetts corporation (“EMC” and, together with Dell International, the “Issuers”), the Guarantors (as defined below) and The Bank of New York Mellon Trust Company, N.A., a national banking association, as trustee (in such capacity, the “Trustee”). Capitalized terms used herein and not otherwise defined have the meanings set forth in the Base Indenture referred to below.

RECITALS

A. Section 9.01(15) of the Base Indenture, dated as of January 24, 2023, among the Issuers, the guarantors named therein (the “Guarantors”) and the Trustee (the “Base Indenture” and, together with this 2028 Notes Supplemental Indenture, the “Indenture”) provides that, without the consent of Holders, the Issuers, the Guarantors and the Trustee may enter into a supplemental indenture to the Base Indenture to establish the form or terms of Securities of any series pursuant to Section 2.01 of the Base Indenture.

B. The Issuers desire to issue $1,000,000,000 aggregate principal amount of 5.250% Senior Notes due 2028 (the “2028 Notes”), and in connection therewith, the Issuers have duly determined to make, execute and deliver to the Trustee this 2028 Notes Supplemental Indenture to set forth the terms and provisions of the 2028 Notes as required by the Base Indenture. This 2028 Notes Supplemental Indenture shall supplement the Base Indenture insofar as it will apply only to the 2028 Notes issued hereunder (and not to any other series of Securities).

NOW, THEREFORE, in consideration of the mutual agreements and covenants set forth herein, the parties hereto agree, subject to the terms and conditions hereinafter set forth, as follows for the benefit of the Trustee and the Holders of the 2028 Notes:

Section 1. 2028 Notes. Pursuant to Section 2.01 of the Base Indenture, the terms and provisions of the 2028 Notes are as follows:

(a) The title of the 2028 Notes shall be “5.250% Senior Notes due 2028.”

(b) The 2028 Notes shall be initially limited to $1,000,000,000 aggregate principal amount. The Issuers may, without the consent of the Holders of the 2028 Notes, increase such aggregate principal amount in the future, on the same terms and conditions, except for any differences in the issue date, issue price and, if applicable, the first Interest Payment Date and the first date from which interest will accrue. The 2028 Notes issued originally hereunder (the “Initial 2028 Notes”) and any Additional Securities of such series subsequently issued, shall be treated as a single class for purposes of the Indenture, including waivers, amendments, redemptions and offers to purchase; provided that if any such Additional Securities are not fungible with the Initial 2028 Notes for U.S. federal income tax purposes, such Additional Securities will have a separate CUSIP number and ISIN number from the Initial 2028 Notes.

(c) The price at which the 2028 Notes shall be issued to the public is 99.955%.

(d) The Stated Maturity for the 2028 Notes shall be on February 1, 2028. The 2028 Notes shall not require any principal or premium payments prior to the Stated Maturity.

(e) The rate at which the 2028 Notes shall bear interest shall be 5.250% per annum, as set forth in Section 1 of the form of 2028 Note attached hereto as Exhibit A. Interest on the 2028 Notes shall accrue from the most recent date to which interest has been paid, or, if no interest has been paid, from January 24, 2023; provided that the first Interest Payment Date shall be August 1, 2023. Each February 1 and August 1 in each year, commencing August 1, 2023, shall be an Interest Payment Date for the 2028 Notes. The January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding an Interest Payment Date shall be the Record Date for the interest payable on such Interest Payment Date, even if such 2028 Notes are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest. If an Interest Payment Date is a Legal Holiday at a place of payment, payment may be made at that place on the next succeeding day that is a Business Day, and no interest on such payment will accrue in respect of the delay. The Issuers shall pay interest on overdue principal at a rate equal to the then applicable interest rate on the 2028 Notes to the extent lawful, and the Issuers shall pay interest on overdue installments of interest at the same rate to the extent lawful.

(f) Payments of principal of, premium, if any, and interest on the 2028 Notes represented by one or more Global Securities initially registered in the name of The Depository Trust Company (the “Depositary”) or its nominee with respect to the 2028 Notes shall be made by the Issuers through the Trustee in immediately available funds to the Depositary or its nominee, as the case may be.

(g) The 2028 Notes shall be redeemable in accordance with the terms and provisions set forth in Section 2 hereof and (to the extent they do not conflict with Section 2 hereof) the terms and provisions of Article 3 of the Base Indenture.

(h) There shall be no mandatory sinking fund for the payments of the 2028 Notes.

(i) The 2028 Notes shall be represented by one or more Global Securities deposited with the Depositary and registered in the name of the nominee of the Depositary. The 2028 Notes, including the form of the certificate of authentication, shall be substantially in the form attached hereto as Exhibit A, the terms of which are incorporated by reference in this 2028 Notes Supplemental Indenture.

(j) The Bank of New York Mellon Trust Company, N.A. shall be the Trustee for the 2028 Notes.

(k) Article 10 of the Base Indenture shall apply to the 2028 Notes.

(l) The covenants set forth in Sections 4, 5 and 6 hereof shall apply to the 2028 Notes. Upon satisfaction of the conditions set forth in Section 8.03 of the Base Indenture, the Issuers and the Guarantors shall be released from their obligations under such covenants set forth in Sections 4, 5 and 6 hereof.

(m) The minimum authorized denomination for 2028 Notes shall be $2,000 and integral multiples of $1,000 in excess thereof.

(n) To the extent not set forth otherwise herein, the provisions of Article 2 of the Base Indenture are applicable.

Section 2. Optional Redemption of the 2028 Notes.

(a) Prior to January 1, 2028 (the “Par Call Date”), the 2028 Notes will be redeemable, at any time, in whole or from time to time in part, at the Issuers’ option, at the Redemption Price equal to the greater of:

(i)	100% of the principal amount of the 2028 Notes to be redeemed; and

(ii)

the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to, but excluding, the Redemption Date (assuming the 2028 Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate, plus 25 basis points;

plus, in either case, accrued and unpaid interest thereon to, but excluding, the Redemption Date. Notwithstanding the foregoing, installments of interest on the 2028 Notes to be redeemed that are due and payable on Interest Payment Dates falling on or prior to a Redemption Date will be payable on the Interest Payment Date to the registered Holders as of the close of business on the relevant Record Date.

(b) On or after the Par Call Date, the Issuers may redeem the 2028 Notes, in whole or in part, at any time and from time to time, at a Redemption Price equal to 100% of the principal amount of the 2028 Notes being redeemed plus accrued and unpaid interest thereon to, but excluding, the Redemption Date.

(c) A notice of redemption need not set forth the exact Redemption Price but only the manner of calculation thereof.

Any redemption pursuant to this Section 2 shall be made pursuant to the provisions of Sections 3.01 through 3.06 of the Base Indenture.

Section 3. Definitions.

(a) “Adjusted Current Liabilities” has the meaning set forth for such term in the definition of “Consolidated Net Tangible Assets”.

(b) “Aggregate Debt” means, as of the date of determination, the sum of (1) the aggregate principal amount of indebtedness of the Issuers and their Restricted Subsidiaries secured by Liens (other than Permitted Liens) that is not permitted by Section 5(a) hereof and (2) the Attributable Indebtedness of the Issuers and their Restricted Subsidiaries in respect of Sale and Lease-Back Transactions entered into pursuant to Section 4(b) hereof.

(c) “Alternate Offer” has the meaning set forth for such term in Section 6(a) hereof.

(d) “Attributable Indebtedness” when used in connection with a Sale and Lease-Back Transaction relating to a Principal Property means, at the time of determination, the lesser of (a) the fair market value of property or assets involved in the Sale and Lease-Back Transaction, (b) the present value of the total net amount of rent required to be paid under such lease during the remaining term thereof (including any renewal term or period for which such lease has been extended), computed by discounting from the respective due dates to such date such total net amount of rent at the rate of interest set forth or implicit in the terms of such lease or, if not practicable to determine such rate, the rate per annum equal to the weighted average interest rate per annum borne by the 2028 Notes outstanding pursuant to the Indenture compounded semi-annually, or (c) if the obligation with respect to the Sale and Lease-Back Transaction constitutes a Financing Lease Obligation, the amount equal to the capitalized amount of such obligation determined in accordance with GAAP and included in the financial statements of the lessee. For purposes of the foregoing definition, rent shall not include amounts required to be paid by the lessee, whether or not designated as rent or additional rent, on account of or contingent upon maintenance and repairs, insurance, taxes, assessments, water rates and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, such net amount shall be the lesser of the net amount determined assuming termination upon the first date such lease may be terminated (in which case the net amount shall also include the amount of the penalty, but no rent shall be considered as required to be paid under such lease subsequent to the first date upon which it may be so terminated) or the net amount determined assuming no such termination.

(e) “Change of Control” means the occurrence of one or more of the following events after the Issue Date:

(1) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Parent and its Subsidiaries, taken as a whole, to any Person other than any Permitted Holders;

(2) Parent becomes aware of (by way of a report or any other filing pursuant to Section 13(d) of the Exchange Act, proxy, vote, written notice or otherwise) the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act), including any group acting for the purpose of acquiring, holding or disposing of Equity Interests of Parent (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), other than the Permitted Holders, in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase, of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of Parent having a majority of the aggregate votes on the Board of Parent, unless the Permitted Holders otherwise have the right (pursuant to contract, proxy or otherwise), directly or indirectly, to designate or appoint directors of Parent having a majority of the aggregate votes on the Board of Parent;

(3) Parent consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, Parent, in any such event pursuant to a transaction in which the outstanding Voting Stock of Parent or the Voting Stock of such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of Voting Stock of Parent outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving Person or any direct or indirect parent company of the surviving Person, measured by voting power rather than number of shares, immediately after giving effect to such transaction;

(4) either of the Issuers shall cease to be a direct or indirect Subsidiary of Parent; or

(5) the adoption by Parent of a plan providing for its liquidation or dissolution.

Notwithstanding the preceding or any provision of Section 13d-3 of the Exchange Act, (i) a Person or group shall not be deemed to beneficially own Voting Stock (x) subject to a stock or asset purchase agreement, merger agreement, option agreement, warrant agreement or similar agreement (or voting or option or similar agreement related thereto) until the consummation of the acquisition of the Voting Stock in connection with the transactions contemplated by such agreement or (y) as a result of veto or approval rights in any joint venture agreement, shareholder agreement or other similar agreement,

(ii) if any group includes one or more Permitted Holders, the issued and outstanding Voting Stock of Parent owned, directly or indirectly, by any Permitted Holders that are part of such group shall not be treated as being beneficially owned by such group or any other member of such group for purposes of determining whether a Change of Control has occurred and (iii) a Person or group will not be deemed to beneficially own the Voting Stock of another Person as a result of its ownership of Voting Stock or other securities of such other Person’s Parent Entity (or related contractual rights) unless it owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of such Parent Entity having a majority of the aggregate votes on the Board of such Parent Entity.

(f) “Change of Control Offer” has the meaning set forth for such term in Section 6(a) hereof.

(g) “Change of Control Payment” has the meaning set forth for such term in Section 6(a) hereof.

(h) “Change of Control Payment Date” has the meaning set forth for such term in Section 6(a)(2) hereof.

(i) “Change of Control Triggering Event” means the occurrence of both a Change of Control and a Rating Decline.

(j) “Consolidated Net Tangible Assets” means, at any time, the aggregate amount of assets (less applicable reserves and other properly deductible items) after deducting therefrom (1) all current liabilities (including, for the avoidance of doubt, Non-Financing Lease Obligations), except for (a) notes and loans payable, (b) current maturities of long-term debt and (c) current maturities of obligations under Financing Lease Obligations (such current liabilities referred to in this clause (1), less the items set forth in sub-clauses (a) through (c), the “Adjusted Current Liabilities”), and (2) to the extent included in such aggregate amount of assets, all intangible assets, goodwill, trade names, trademarks, patents, organization and development expenses, unamortized debt discount and expenses and deferred charges (other than capitalized unamortized product development costs, such as, without limitation, capitalized hardware and software development costs) (such items referred to in this clause (2), the “Intangible Assets”), all as set forth on the most recent consolidated balance sheet of Parent and its Subsidiaries as of the end of the most recently ended fiscal quarter prior to the applicable date of determination for which financial statements are available; provided that, for purposes of testing the covenants under the Indenture in connection with any transaction, (i) the assets and Intangible Assets of Parent and its Subsidiaries shall be adjusted to reflect any acquisitions and dispositions of assets or Intangible Assets, as the case may be, that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination, including the transaction being tested under the Indenture and (ii) the Adjusted Current Liabilities of Parent and its Subsidiaries shall be adjusted to reflect any increase or decrease in Adjusted Current Liabilities as a result of such transaction being tested under the Indenture or any acquisitions or dispositions of assets that have occurred during the period from the date of the applicable balance sheet through the applicable date of determination.

(k) “Domestic Subsidiary” means any Subsidiary (other than a Foreign Subsidiary) that is organized or existing under the laws of the United States, any state or territory thereof or the District of Columbia.

(l) “Fitch” means Fitch Inc., a subsidiary of Fimalac, S.A., and any successor to its rating agency business.

(m) “Foreign Subsidiary” means any Subsidiary that is not organized under the laws of the United States of America or any state or territory thereof or the District of Columbia and any Subsidiary of such Foreign Subsidiary.

(n) “H.15” has the meaning set forth for such term in the definition of “Treasury Rate.”

(o) “H.15 TCM” has the meaning set forth for such term in the definition of “Treasury Rate.”

(p) “Hedging Obligations” means, with respect to any Person, the obligations of such Person with respect to (1) any rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (2) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

(q) “Intangible Assets” has the meaning set forth for such term in the definition of “Consolidated Net Tangible Assets”.

(r) “Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P and BBB- (or the equivalent) by Fitch, or the equivalent investment grade credit rating from any other Rating Agency substituted for Moody’s, S&P or Fitch pursuant to clause (2) of the definition of “Rating Agency.”

(s) “Investors” means each of (1) Michael S. Dell and his Affiliates, related estate planning and charitable trusts and vehicles and his family members, and also upon Michael S. Dell’s death, (a) any Person who was an Affiliate of Michael S. Dell that upon his death directly or indirectly owns Equity Interests in any Parent Entity of Dell, Dell or any Subsidiary and (b) Michael S. Dell’s heirs, executors and/or administrators, (2) MSDC Management L.P., its Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates and (3) Silver Lake Partners IV, L.P., Silver Lake Technology Investors IV, L.P., SLP Denali Co-Invest, L.P., Silver Lake Partners V DE (AIV), L.P., SL SPV-2, L.P. and their Affiliates and any funds, partnerships or other co-investment vehicles managed, advised or controlled by the foregoing or their respective Affiliates, excluding, in each case, Denali Intermediate Inc. and its Subsidiaries and any portfolio companies of any of the foregoing.

(t) “Master Agreement” has the meaning set forth for such term in the definition of “Hedging Obligations.”

(u) “Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

(v) “Nonrecourse Obligation” means indebtedness or other Obligations substantially related to (1) the acquisition of assets not previously owned by Dell or any of its Subsidiaries or (2) the financing of a project involving the development or expansion of properties of Dell or any of its Subsidiaries, as to which the obligee with respect to such indebtedness or Obligation has no recourse to Dell or any of its Subsidiaries or any assets of Dell or any of its Subsidiaries other than the assets which were acquired with the proceeds of such transaction or the project financed with the proceeds of such transaction (and the proceeds thereof).

(w) “Note Guarantee” means any Guarantor’s Security Guarantee with respect to the Issuers’ Obligations under the Indenture and the 2028 Notes.

(x) “Par Call Date” has the meaning set forth for such term in Section 2(a).

(y) “Parent Entity” means any Person that, with respect to another Person, owns more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of such other Person having a majority of the aggregate votes on the Board of such other Person.

(z) “Permitted Holders” means (1) each of the Investors and members of management of Parent and its Subsidiaries who are holders of Equity Interests of Parent on the Issue Date and any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) of which any of the foregoing or any Permitted Holder specified in the last sentence of this definition are members and any member of such group; provided that, in the case of such group and any member of such group and without giving effect to the existence of such group or any other group, such Investors, members of management and Person or group specified in the last sentence of this definition, collectively, own, directly or indirectly, more than 50% of the total voting power of the Voting Stock entitled to vote for the election of directors of Parent having a majority of the aggregate votes on the Board of Parent held by such group, (2) any Permitted Parent and (3) any Permitted Plan. Any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) whose acquisition of beneficial ownership or assets or properties of Parent constitutes a Change of Control Triggering Event in respect of which a Change of Control Offer is made in accordance with the requirements of the Indenture will thereafter, together with its Affiliates, constitute an additional Permitted Holder.

(aa) “Permitted Liens” means:

(1) Liens in effect as of the Issue Date;

(2) Liens securing Obligations in respect of 2028 Notes outstanding on the Issue Date;

(3) Liens existing on property at the time of its acquisition (by a merger, consolidation or amalgamation or otherwise) or existing on the property or shares of stock or other assets of any Person at the time such Person becomes a Subsidiary (whether or not such existing Liens thereon were given to secure the payment of all or any part of the purchase price thereof);

(4) Liens on goods the purchase price of which is financed by a documentary letter of credit issued for the account of Parent or any of its Subsidiaries or Liens on bills of lading, drafts or other documents of title arising by operation of law or pursuant to the standard terms of agreements relating to letters of credit, bank guarantees and other similar instruments and specific items of inventory or other goods and proceeds of Parent or any of its Subsidiaries securing Parent’s or such Subsidiary’s accounts payable or similar trade obligations in respect of bankers’ acceptances or documentary or trade letters of credit issued or created for the account of Parent or such Subsidiary to facilitate the purchase, shipment or storage of such inventory or other goods;

(5) (a) rights of set-off, banker’s liens, netting agreements and other Liens arising by operation of law or by the terms of documents of banks or other financial institutions in relation to the maintenance of administration of deposit accounts, securities accounts, cash management arrangements or in connection with the issuance of letters of credit, bank guarantees or other similar instruments, (b) Liens securing obligations under letters of credit or (c) Liens securing, or otherwise arising from, judgements;

(6) Liens arising from Uniform Commercial Code financing statements, including precautionary financing statements, or any similar filings made in respect of Non-Financing Lease Obligations or consignments entered into by Parent or any of its Subsidiaries;

(7) Liens securing Hedging Obligations;

(8) Liens on property or assets used to defease or to irrevocably satisfy and discharge indebtedness;

(9) Liens created in connection with a project financed with, and created to secure, a Nonrecourse Obligation;

(10) Liens relating to future escrow arrangements securing indebtedness;

(11) Liens solely on any cash earnest money deposits made by Parent or any of its Subsidiaries in connection with any letter of intent or purchase agreement;

(12) Liens to secure any indebtedness (including Financing Lease Obligations) incurred to finance the purchase, lease, construction, installation, replacement, repair or improvement of property (real or personal), equipment or any other asset, whether through the direct purchase of assets or the Capital Stock of any Person owning such assets, so long as such indebtedness exists at the date of such purchase, lease or improvement or is created within 24 months thereafter; provided that Liens securing indebtedness permitted to be incurred pursuant to this clause (12) extend only to the assets purchased with the proceeds of such indebtedness, accessions to such assets and the proceeds and products thereof, any lease of such assets (including accessions thereto) and the proceeds and products thereof and customary security deposits in respect thereof; provided, however, that individual financings of equipment provided by one lender may be cross collateralized to other financings of equipment provided by such lender;

(13) Liens in favor of Parent or any of its Subsidiaries or the Trustee; and

(14) Liens to secure any modification, refinancing, refunding, extension, renewal or replacement (or successive refinancing, refunding, extensions, renewals or replacements) as a whole, or in part, of any indebtedness secured by any Lien referred to in this definition of “Permitted Liens” (including any accrued but unpaid interest thereon and any dividend, premium (including tender premiums), defeasance costs, underwriting discounts and any fees, costs and expenses (including original issue discount, upfront fees or similar fees) incurred in connection with such modification, refinancing, refunding, extension, renewal or replacement); provided, however, that such new Lien shall be limited to all or part of the same property that secured the original Lien (plus accessions, additions and improvements on such property, including after-acquired property that is (a) affixed or incorporated into the property covered by such Lien, (b) after-acquired property subject to a Lien securing such indebtedness, the terms of which indebtedness require or include a pledge of after-acquired property (it being understood that such requirement shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (c) the proceeds and products thereof).

For purposes of determining compliance with this definition, (i) a Lien need not be incurred solely by reference to one category of Permitted Liens described in this definition but are permitted to be incurred in part under any combination thereof and of any other available exemption and (ii) in the event that a Lien (or any portion thereof) meets the criteria of one or more of the categories of Permitted Liens, the Issuers shall, in their sole discretion, classify or reclassify such Lien (or any portion thereof) in any manner that complies with this definition.

For purposes of this definition, the term “indebtedness” shall be deemed to include interest on such indebtedness.

(bb) “Permitted Parent” means any Parent Entity that at the time it became a Parent Entity of Parent was a Permitted Holder pursuant to clause (1) of the definition thereof and was not formed in connection with, or in contemplation of, a transaction that would otherwise constitute a Change of Control.

(cc) “Permitted Plan” means any employee benefits plan of Parent or its Affiliates and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan.

(dd) “Principal Property” means the land, land improvements, buildings and fixtures (to the extent they constitute real property interests) (including any leasehold interest therein) constituting the principal corporate office, any manufacturing plant or any manufacturing facility (whether now owned or hereafter acquired) and the equipment located thereon which (a) is owned by the Issuers or any of its Subsidiaries; (b) has not been determined in good faith by the Board of the Issuers not to be materially important to the total business conducted by the Issuers and its Subsidiaries taken as a whole; and (c) has a net book value on the date as of which the determination is being made in excess of 1.0% of Consolidated Net Tangible Assets as most recently determined on or prior to such date (including, for purposes of such calculation, the land, land improvements, buildings and such fixtures comprising such office, plant or facilities, as the case may be).

(ee) “Rating Agency” means (1) S&P, Moody’s and Fitch or (2) if S&P, Moody’s or Fitch or each of them shall not make a corporate rating with respect to the Issuers (or any Guarantor) or a rating on the 2028 Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by Parent, which shall be substituted for any or all of S&P, Moody’s or Fitch, as the case may be, with respect to such corporate rating or the rating of the 2028 Notes, as the case may be.

(ff) “Rating Decline” means the occurrence of a decrease in the rating of the 2028 Notes by one or more gradations by any two of three Rating Agencies (including gradations within the rating categories, as well as between categories), within 60 days after the earlier of (x) a Change of Control, (y) the date of public notice of the occurrence of a Change of Control or (z) public notice of the intention of Parent to effect a Change of Control (which 60-day period shall be extended so long as the rating of the 2028 Notes is under publicly announced ratings review for possible downgrade by either of such two Rating Agencies, it being understood that a change in ratings outlook shall not extend such 60-day period); provided, however, that a Rating Decline otherwise arising by virtue of a particular reduction in rating will not be deemed to have occurred in respect of a particular Change of Control (and thus will not be deemed a Rating Decline for purposes of the definition of “Change of Control Triggering Event”) unless each of such two Rating Agencies making the reduction in rating to which this definition would otherwise apply announces or publicly confirms or informs the Trustee in writing at Parent’s or its request that the reduction was the result, in whole or in part, of any event or circumstance comprised of or arising as a result of, or in respect of, the applicable Change of Control (whether or not the applicable Change of Control has occurred at the time of the Rating Decline); provided, further, that notwithstanding the foregoing, a Rating Decline shall not be deemed to have occurred so long as the 2028 Notes has an Investment Grade Rating from at least two of three Rating Agencies.

The Trustee shall not be responsible for monitoring, or charged with knowledge of, the ratings of the 2028 Notes.

(gg) “Remaining Life” has the meaning set forth for such term in the definition of “Treasury Rate.”

(hh) “Restricted Subsidiary” means (1) any Subsidiary of an Issuer that (a) is a Wholly-Owned Subsidiary, (b) is a Domestic Subsidiary and (c) directly owns or directly leases any Principal Property and (2) any other Subsidiary that the Board of any Issuer may designate as a Restricted Subsidiary; provided that “Restricted Subsidiary” shall not include Dell Financial Services L.L.C. or any other Subsidiary that is principally engaged in financing receivables, securitization transactions, factoring or other similar transactions.

(ii) “S&P” means S&P Global Ratings Inc. and any successor to its rating agency business.

(jj) “Sale and Lease-Back Transaction” means any arrangement with any Person providing for the leasing by an Issuer or any of its Restricted Subsidiaries of any Principal Property, which property has been or is to be sold or transferred by such Issuer or such Restricted Subsidiary to such Person, other than (1) any such transaction involving a lease for a term of not more than three years, (2) any such transaction between any Issuer and any Subsidiary of any Issuer or between Subsidiaries of any Issuer, (3) any such transaction executed by the time of or within 365 days after the latest of the acquisition, the completion of construction or improvement or the commencement of commercial operation of such Principal Property or (4) any such transaction entered into before the Issue Date or entered into by a Restricted Subsidiary before the time it became a Restricted Subsidiary.

(kk) “Second Change of Control Payment Date” has the meaning set forth for such term in Section 6(d) hereof.

(ll) “Treasury Rate” means, with respect to any Redemption Date, the yield determined by the Issuers in accordance with the following two paragraphs.

(1) The Treasury Rate shall be determined by the Issuers after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the Redemption Date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Issuers shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the Redemption Date to the Par Call Date (the “Remaining Life”); or (2) if there is no such

Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the Redemption Date.

(2) If on the third Business Day preceding the Redemption Date H.15 TCM is no longer published, the Issuers shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such Redemption Date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date, as applicable. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Issuers shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Issuers shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

(mm) “Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of such Person.

Section 4. Sale and Lease-Back Transactions.

(a) The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, enter into any Sale and Lease-Back Transaction with respect to any Principal Property unless (a) the Issuers or such Restricted Subsidiary would be entitled to incur indebtedness secured by a Lien on the Principal Property involved in such transaction at least equal in amount to the Attributable Indebtedness with respect to such Sale and Lease-Back Transaction without equally and ratably securing the 2028 Notes pursuant to Section 5(a) hereof, or (b) the Issuers shall apply an amount equal to the net proceeds of the Attributable Indebtedness with respect to such Sale and Lease-Back Transaction within 365 days after such Sale and Lease-Back Transaction to the defeasance or retirement of any 2028 Notes or other indebtedness of the Issuers or a Restricted Subsidiary or to the purchase, construction or development of other assets or property.

(b) Notwithstanding the foregoing, the Issuers and their Restricted Subsidiaries may enter into any Sale and Lease-Back Transaction which would otherwise be prohibited by Section 4(a) hereof if, after giving effect thereto and at the time of determination, Aggregate Debt does not exceed at any one time outstanding the greater of (x) $4,300.0 million and (y) 15% of Consolidated Net Tangible Assets.

Section 5. Liens.

(a) The Issuers shall not, and shall not permit any of their Restricted Subsidiaries to, directly or indirectly, create, incur or assume any Lien (except Permitted Liens) on any of their or any Restricted Subsidiary’s Principal Property (whether such Principal Property are now existing or owed or hereafter created or acquired) that secures indebtedness for borrowed money, unless the 2028 Notes are equally and ratably secured with (or, at an Issuer’s option, on a senior basis to) the indebtedness so secured.

(b) Notwithstanding Section 5(a) hereof, the Issuers and their Restricted Subsidiaries may, without equally and ratably securing the 2028 Notes, create, incur or assume any Lien which would otherwise be prohibited by Section 5(a) hereof if, after giving effect thereto and at the time of determination, Aggregate Debt of the Issuers and their Restricted Subsidiaries secured by Liens on any of their respective Principal Properties does not exceed at any one time outstanding the greater of (x) $4,300.0 million and (y) 15% of Consolidated Net Tangible Assets.

(c) Any Lien created for the benefit of the Holders of any 2028 Notes pursuant to Section 5(a) hereof shall provide by its terms that such Lien shall be automatically and unconditionally released and discharged upon the release and discharge of the Lien that gave rise to the obligation to secure the 2028 Notes.

Section 6. Change of Control Triggering Event.

(a) If a Change of Control Triggering Event occurs, unless, prior to or concurrently with the time the Issuers are required to make a Change of Control Offer, the Issuers have mailed or delivered, or otherwise sent through electronic transmission, a redemption notice with respect to all the outstanding 2028 Notes pursuant to the optional redemption terms set forth in the Officer’s Certificate, supplemental indenture or resolutions of the Issuers’ Boards, as applicable, governing the 2028 Notes or pursuant to Section 11.01 of the Base Indenture, the Issuers shall make an offer to purchase all of the 2028 Notes pursuant to the offer described below (the “Change of Control Offer”) at a price in cash equal to 101% of the aggregate principal amount thereof (or such higher amount as the Issuers may determine (any Change of Control Offer at a higher amount, an “Alternate Offer”)) (such price, the “Change of Control Payment”) plus accrued and unpaid interest, if any, to, but excluding the date of purchase, subject to the right of Holders of record on the relevant Record Date to receive interest due on the relevant Interest Payment Date falling on or prior to the Change of Control Payment Date. Within 30 days following any Change of Control Triggering Event, the Issuers shall send notice of such Change of Control Offer by electronic delivery or first-class mail, with a copy to the Trustee, to each Holder of the 2028 Notes to the address of such Holder appearing in the security register or otherwise in accordance with the procedures of DTC, with the following information:

(1) that a Change of Control Offer is being made pursuant to this Section 6 and that all 2028 Notes properly tendered pursuant to such Change of Control Offer will be accepted for payment by the Issuers;

(2) the purchase price and the purchase date, which will be no earlier than 20 Business Days nor later than 60 days from the date such notice is sent (the “Change of Control Payment Date”); provided that the Change of Control Payment Date may be delayed, in the Issuers’ discretion, until such time (including more than 60 days after the date such notice is sent) as any or all such conditions referred to in clause (7) below shall be satisfied or waived;

(3) that any 2028 Note not properly tendered will remain outstanding and continue to accrue interest;

(4) that unless the Issuers default in the payment of the Change of Control Payment plus accrued and unpaid interest on all properly tendered 2028 Notes, all 2028 Notes accepted for payment pursuant to the Change of Control Offer will cease to accrue interest on the Change of Control Payment Date;

(5) that Holders electing to have any 2028 Notes purchased pursuant to a Change of Control Offer will be required to surrender such 2028 Notes, with the form entitled “Option of Holder to Elect Purchase” on the reverse of such 2028 Notes completed or otherwise in accordance with the procedures of DTC, to the Paying Agent specified in the notice at the address specified in the notice prior to the close of business on the third (3rd) Business Day preceding the Change of Control Payment Date;

(6) that if less than all of such Holder’s 2028 Notes are tendered for purchase, such Holder will be issued new 2028 Notes (or, in the case of Global Securities, such 2028 Notes shall be reduced by such amount of Securities that the Holder has tendered) and such new 2028 Notes will be equal in aggregate principal amount to the unpurchased portion of the 2028 Notes surrendered (the unpurchased portion of the 2028 Notes must be equal to $2,000 or an integral multiple of $1,000 in excess thereof);

(7) if such notice is sent prior to the occurrence of a Change of Control Triggering Event, stating that the Change of Control Offer is conditional on the occurrence of such Change of Control Triggering Event or such other conditions specified therein and shall describe each such condition, and, if applicable, shall state that, in the Issuers’ discretion (including more than 60 days after the notice is mailed or delivered), the Change of Control Payment Date may be delayed until such time as any or all such conditions shall be satisfied or waived, or that such purchase may not occur and such notice may be rescinded in the event that the Issuers reasonably believe that any or all such conditions (including the occurrence of the Change of Control Triggering Event) will not be satisfied or waived by the Change of Control Payment Date, or by the Change of Control Payment Date as so delayed; and

(8) the other instructions, as determined by the Issuers, consistent with this Section 6, that a Holder must follow.

While the 2028 Notes are in global form and the Issuers make an offer to purchase all of the 2028 Notes pursuant to the Change of Control Offer, a Holder of such 2028 Notes may exercise its option to elect for the purchase of the 2028 Notes through the facilities of DTC, subject to its rules and regulations.

The Issuers shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws or regulations are applicable in connection with the repurchase of 2028 Notes pursuant to a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer). To the extent that the provisions of any securities laws or regulations conflict with the provisions of this Section 6, the Issuers shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under this Section 6 by virtue thereof.

(b) On the Change of Control Payment Date, the Issuers shall, to the extent permitted by law,

(1) accept for payment all 2028 Notes issued by them or portions thereof properly tendered pursuant to the Change of Control Offer,

(2) deposit with the Paying Agent an amount equal to the aggregate Change of Control Payment in respect of all 2028 Notes or portions thereof so tendered, plus accrued and unpaid interest thereon, and

(3) deliver, or cause to be delivered, to the Trustee for cancellation the 2028 Notes so accepted together with an Officer’s Certificate to the Trustee stating that such 2028 Notes or portions thereof have been tendered to and purchased by the Issuers.

(c) The Issuers shall not be required to make a Change of Control Offer if a third party makes the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) in the manner, at the times and otherwise in compliance with the requirements set forth in this Section 6 applicable to a Change of Control Offer made by the Issuers and purchases all 2028 Notes validly tendered and not withdrawn under such Change of Control Offer. Notwithstanding anything to the contrary herein, a Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made in advance of a Change of Control Triggering Event, conditional upon such Change of Control Triggering Event or such other conditions specified therein, if a definitive agreement is in place for the Change of Control at the time of making of the Change of Control Offer.

(d) If Holders of not less than 90% in aggregate principal amount of the outstanding 2028 Notes validly tender and do not withdraw such 2028 Notes in a Change of Control Offer and the Issuers, or any third party making a Change of Control Offer in lieu of the Issuers as set forth in clause (c) of this Section 6, purchases all of the 2028 Notes that have been validly tendered and not withdrawn by such Holders, the Issuers or such third party shall have the right, upon not less than 10 nor more than 60 days’ prior notice, given not more than 30 days following such purchase pursuant to the Change of Control Offer as set forth in this Section 6, to redeem (with respect to the Issuers) or purchase (with respect to a third party) all 2028 Notes that remain outstanding following such purchase on a date (the “Second Change of Control Payment Date”) at a price in cash equal to the Change of Control Payment (excluding any early tender premium or similar premium and any accrued and unpaid interest to any Holder in such Change of Control Payment) in respect of the Second Change of Control Payment Date, including, to the extent not included in the Change of Control Payment, accrued and unpaid interest, if any, thereon, to, but excluding, the Second Change of Control Payment Date, subject to the right of Holders of record of 2028 Notes on the relevant record date to receive interest due on the relevant interest payment date falling on or prior to the Second Change of Control Payment Date.

(e) Other than as specifically provided in this Section 6, any purchase pursuant to this Section 6 shall be made pursuant to the provisions of Sections 3.02, 3.05 and 3.06 of the Base Indenture.

(f) The provisions of this Section 6 relating to the Issuers’ obligation to make a Change of Control Offer upon a Change of Control Triggering Event may be waived or modified at any time with the written consent of the Holders of a majority in aggregate principal amount of the 2028 Notes then outstanding.

(g) A Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may be made at the same time as consents are solicited with respect to an amendment, supplement or waiver of the Indenture, the 2028 Notes and/or the Note Guarantees so long as the tender of 2028 Notes by a Holder is not conditioned upon the delivery of consents by such Holder. In addition, the Issuers or any third party approved in writing by the Issuers that is making the Change of Control Offer (including, for the avoidance of doubt, an Alternate Offer) may increase or decrease the Change of Control Payment (or decline to pay any early tender or similar premium) being offered to Holders at any time in their sole discretion, so long as the Change of Control Payment is at least equal to 101% of the aggregate principal amount of the 2028 Notes being repurchased, plus accrued and unpaid interest thereon.

Section 7. Governing Law. THIS 2028 NOTES SUPPLEMENTAL INDENTURE WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 8. Conflicts. In the event of a conflict between the terms and conditions of the Base Indenture and the terms and conditions of this 2028 Notes Supplemental Indenture, then the terms and conditions of this 2028 Notes Supplemental Indenture shall prevail; provided that if and to the extent that any provision of this 2028 Notes Supplemental Indenture limits, qualifies or conflicts with another provision which is required to be included herein or in the Base Indenture by the Trust Indenture Act, such required provision shall control.

Section 9. Counterparts. The parties may sign any number of copies of this 2028 Notes Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this 2028 Notes Supplemental Indenture or any document to be signed in connection with this 2028 Notes Supplemental Indenture shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means.

Section 10. Trustee Not Responsible for Recitals or Issuance of 2028 Notes. The recitals contained herein shall be taken as the statements of the Issuers, and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this 2028 Notes Supplemental Indenture or of the 2028 Notes. The Trustee shall not be accountable for the use or application by the Issuers of 2028 Notes or the proceeds thereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written:

DELL INTERNATIONAL L.L.C.

By:	/s/ Christopher Garcia
Name: Christopher Garcia
Title: Senior Vice President and
Assistant Secretary

EMC CORPORATION

By:	/s/ Christopher Garcia
Name: Christopher Garcia
Title: Senior Vice President and
Assistant Secretary

[Signature Page to Supplemental Indenture]

DELL TECHNOLOGIES INC.

By:	/s/ Christopher Garcia
Name: Christopher Garcia
Title: Senior Vice President, Corporate
Securities and Finance Counsel Assistant Secretary

DENALI INTERMEDIATE INC.

By:	/s/ Christopher Garcia
Name: Christopher Garcia
Title: Senior Vice President and
Assistant Secretary

DELL INC.

By:	/s/ Christopher Garcia
Name: Christopher Garcia
Title: Senior Vice President and
Assistant Secretary

[Signature Page to Supplemental Indenture]

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A., as Trustee

By:	/s/ Ann M. Dolezal
Authorized Signatory

[Signature Page to Supplemental Indenture]

EXHIBIT A

THIS GLOBAL SECURITY IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS SECURITY) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (I) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06(c) OF THE INDENTURE, (II) THIS GLOBAL SECURITY MAY BE EXCHANGED IN WHOLE BUT NOT IN PART PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (III) THIS GLOBAL SECURITY MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (IV) THIS GLOBAL SECURITY MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY WITH THE PRIOR WRITTEN CONSENT OF THE ISSUERS. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN DEFINITIVE FORM, THIS SECURITY MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”) TO THE ISSUERS OR THEIR AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

CUSIP 24703DBJ9

ISIN US24703DBJ90

GLOBAL SECURITY

representing up to

$[                          ]

5.250% Senior Notes due 2028

No.	$[ ]

DELL INTERNATIONAL L.L.C.

and

EMC CORPORATION

promise to pay to CEDE & CO. or registered assigns, the principal sum set forth on the Schedule of Exchanges of Interests in the Global Security attached hereto on February 1, 2028.

Interest Payment Dates: February 1 and August 1

Record Dates: January 15 and July 15

IN WITNESS HEREOF, the Issuers have caused this instrument to be duly executed.

Dated: [•], 20[•]

DELL INTERNATIONAL L.L.C.

By:
Name:
Title:

EMC CORPORATION

By:
Name:
Title:

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture:

THE BANK OF NEW YORK MELLON TRUST COMPANY, N.A. , as Trustee

Dated: [•], 20[•]

By:
Authorized Signatory

5.250% Senior Notes due 2028

Capitalized terms used herein shall have the meanings assigned to them in the Base Indenture referred to below unless otherwise indicated.

1. INTEREST. Dell International L.L.C., a Delaware limited liability company (“Dell International”), and EMC Corporation, a Massachusetts corporation (“EMC” and, together with Dell International, the “Issuers”), promise to pay interest on the principal amount of this 2028 Note at 5.250% per annum, from January 24, 2023 until Maturity. The Issuers shall pay interest semi-annually in arrears on February 1 and August 1 of each year, or if any such day is not a Business Day, on the next succeeding Business Day (each, an “Interest Payment Date”). Interest on the 2028 Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from January 24, 2023; provided that the first Interest Payment Date shall be August 1, 2023. The Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue principal and premium, if any, from time to time on demand at the interest rate on the 2028 Notes to the extent lawful; the Issuers shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Law) on overdue installments of interest, if any, from time to time on demand at the interest rate on the 2028 Notes. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. The interest rate on the 2028 Notes will in no event be higher than the maximum rate permitted by New York law as the same may be modified by United States law of general application. This 2028 Note is one of the series designated on the face hereof (individually, a “2028 Note” and, collectively, the “2028 Notes”).

2. METHOD OF PAYMENT. The Issuers will pay interest on the 2028 Notes to the Persons who are registered Holders of the 2028 Notes at the close of business (if applicable) on the January 15 or July 15 (whether or not a Business Day), as the case may be, immediately preceding the Interest Payment Date, even if such Securities are canceled after such record date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Base Indenture with respect to defaulted interest. Payment of interest may be made by check mailed to the Holders of the 2028 Notes at their addresses set forth in the register of Holders, provided that all payments of principal of and interest and premium, if any, with respect to the 2028 Notes represented by one or more Global Securities will be made in accordance with DTC’s applicable procedures. Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

3. PAYING AGENT AND REGISTRAR. Initially, The Bank of New York Mellon Trust Company, N.A., the Trustee under the Indenture, will act as Paying Agent and Registrar. The Issuers may change any Paying Agent or Registrar without notice to the Holders. Parent or any of its Subsidiaries may act in any such capacity.

4. INDENTURE. The Issuers issued the 2028 Notes under the Base Indenture, dated as of January 24, 2023 (the “Base Indenture”), among the Issuers, the Guarantors and the Trustee, as supplemented by the 2028 Notes Supplemental Indenture No. 1, dated as of January 24, 2023 (the “2028 Notes Supplemental Indenture No. 1”, and, together with the Base Indenture, the “Indenture”), among the Issuers, the Guarantors and the Trustee. This 2028 Note is one of a duly authorized issue of securities of the Issuers designated as their 5.250% Senior Notes due 2028. The Issuers shall be entitled to issue Additional Securities constituting Securities pursuant to Section 2.01 of the Base Indenture and Section 1(b) of the 2028 Notes Supplemental Indenture No. 1. The terms of the 2028 Notes include those stated in the Indenture. The 2028 Notes are subject to all such terms, and Holders of the 2028 Notes are referred to the Indenture for a statement of such terms. To the extent any provision of this 2028 Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling.

5. REDEMPTION AND REPURCHASE. The 2028 Notes are subject to optional redemption, and may be the subject of a Change of Control Offer or an Alternate Offer, as further described in the 2028 Notes Supplemental Indenture No. 1. The Issuers shall not be required to make any mandatory redemption or sinking fund payments with respect to the 2028 Notes.

6. DENOMINATIONS, TRANSFER, EXCHANGE. The 2028 Notes are in registered form without coupons in denominations of $2,000 and integral multiples of $1,000 in excess thereof. The transfer of Securities may be registered and Securities may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Issuers may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Issuers need not exchange or register the transfer of any Security or portion of a Security selected for redemption or tendered (and not withdrawn) for repurchase in connection with a Change of Control Offer, an Alternate Offer or other tender offer, in whole or in part, except for the unredeemed portion of any Security being redeemed in part. Also, the Issuers need not exchange or register the transfer of any Securities for a period of 15 days before a selection of Securities to be redeemed.

7. PERSONS DEEMED OWNERS. The registered Holder of a Security may be treated as its owner for all purposes.

8. AMENDMENT, SUPPLEMENT AND WAIVER. The Indenture, the 2028 Notes or the related Note Guarantees may be amended or supplemented as provided in the Indenture.

9. DEFAULTS AND REMEDIES. The Events of Default relating to the 2028 Notes are defined in Section 6.01 of the Base Indenture. Upon the occurrence of an Event of Default relating to the 2028 Notes, the rights and obligations of the Issuers, the Guarantors, the Trustee and the Holders of the 2028 Notes shall be as set forth in the applicable provisions of the Indenture.

10. AUTHENTICATION. This 2028 Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose until authenticated by the manual or electronic signature of the Trustee.

11. GOVERNING LAW. THE LAWS OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE THE INDENTURE, THE 2028 NOTES AND THE NOTE GUARANTEES.

12. CUSIP AND ISIN NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Issuers have caused CUSIP and ISIN numbers and/or similar numbers to be printed on the 2028 Notes and the Trustee may use CUSIP and ISIN numbers and/or similar numbers in notices of redemption as a convenience to Holders of the 2028 Notes. No representation is made as to the accuracy of such numbers either as printed on the 2028 Notes or as contained in any notice of redemption and reliance may be placed only on the other identification numbers placed thereon.

The Issuers will furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to the Issuers at the following address:

c/o Dell Inc.

One Dell Way

Round Rock, Texas 78682

Fax No.: (512) 283-0544

Attention: Christopher Garcia

Email: Christopher.A.Garcia@dell.com

ASSIGNMENT FORM

To assign this 2028 Note, fill in the form below:

(I) or (we) assign and transfer this 2028 Note to:

(Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint

to transfer this 2028 Note on the books of the Issuers. The agent may substitute another to act for him.

Date: _____________________

1.	Your Signature: (Sign exactly as your name appears on the face of this 2028 Note)

Signature Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

OPTION OF HOLDER TO ELECT PURCHASE

If you want to elect to have this 2028 Note purchased by the Issuers pursuant to Section 6 of the 2028 Notes Supplemental Indenture No. 1, check the appropriate box below:

[    ] Section 6

If you want to elect to have only part of this 2028 Note purchased by the Issuers pursuant to Section 6 of the 2028 Notes Supplemental Indenture No. 1, state the amount you elect to have purchased:

$

Date:	2.	Your Signature: (Sign exactly as your name appears on the face of this 2028 Note)

	3.	Tax Identification No.:

Signature	Guarantee:*

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF EXCHANGES OF INTERESTS IN THE GLOBAL SECURITY*

The initial outstanding principal amount of this Global Security is $[                ]. The following exchanges of a part of this Global Security for an interest in another Global Security or for a Definitive Security, or exchanges of a part of another Global or Definitive Security for an interest in this Global Security, have been made:

Date of Exchange	Amount of decrease in Principal Amount	Amount of increase in Principal Amount of this Global Security	Principal Amount of this Global Security following such decrease or increase	Signature of authorized officer of Trustee or Note Custodian

*	This schedule should be included only if the Security is issued in global form.